Exhibit 99.1

C&F FINANCIAL CORPORATION

Wednesday, May 20, 2009

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Quarterly Dividend

West Point, VA — The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the one bank holding company for C&F Bank, has declared a regular cash dividend of 25 cents per share, which is payable July 1, 2009 to shareholders of record on June 15, 2009. This dividend represents a decrease of 19.4 percent from the dividend paid on April 1, 2009.

Larry Dillon, President and CEO, stated, “In its decision to reduce the corporation’s dividend, the board of directors considered our dividend payout in relation to the need to maintain our strong capital position and to maintain a dividend payout ratio consistent with current earnings levels. We are mindful of the immediate effect our dividend reduction may have on the corporation’s shareholders, but we believe this action is prudent given the current economic condition. The board of directors will continue to evaluate our dividends in light of changes in economic conditions, our capital levels and our future levels of earnings.”

About C&F Financial Corporation. C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 20 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio, Kentucky, Indiana and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

C&F FINANCIAL CORPORATION

Wednesday, May 20, 2009

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic and business conditions, including unemployment levels, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) the level of net charge-offs on loans, (8) deposit flows, (9) competition, (10) demand for financial services in the corporation’s market area, (11) technology, (12) reliance on third parties for key services, (13) the real estate market, (14) the corporation’s expansion and technology initiatives, and (15) accounting principles, policies and guidelines. Further, there can be no assurance that the actions taken by the U.S. Treasury and the Federal Reserve Bank will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

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